Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Trebia Acquisition Corp. (“Trebia”) of a Registration Statement on Form S-4 (File No. 333-260714) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a proposed director of Trebia in the Registration Statement and in any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 1, 2021	Signature:	/s/ Dexter Fowler
	Name:	Dexter Fowler, to be named as director